                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          GUNTHER INTERNATIONAL, LTD.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:......

     2)   Aggregate number of securities to which transaction applies:.........

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):..........

     4)   Proposed maximum aggregate value of transaction:.....................

     5)   Total fee paid:......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No:

     3)   Filing Party:

     4)   Date Filed:

                          GUNTHER INTERNATIONAL, LTD.

                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 12, 1999

                            ------------------------

     Notice is hereby given that the 1998 Annual Meeting of Stockholders of Gunther International, Ltd. will be held at The Regency, 540 Park Avenue at 61st Street, New York, New York 10021, on Monday, April 12, 1999 at 10:30 a.m., local time, for the following purposes:

     (1) To elect a Board of seven Directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall be elected and qualified;

     (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ended March 31, 1999; and

     (3) To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

     The Annual Meeting previously had been scheduled to be held on Wednesday, September 9, 1998, but was postponed pending the preparation of restated financial results.

     The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's principal executive offices located at One Winnenden Road, Norwich, Connecticut 06360. All stockholders are invited to attend the Annual Meeting in person.

                                          By order of the Board of Directors

                                          Michael M. Vehlies
                                          Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary

March 26, 1999
Norwich, Connecticut

                            YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

                          GUNTHER INTERNATIONAL, LTD.
                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Gunther International, Ltd., a Delaware corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The Regency, 540 Park Avenue at 61st Street, New York, New York 10021, on Monday, April 12, 1999 at 10:30 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     The Annual Meeting previously had been scheduled to be held on Wednesday, September 9, 1998, but was postponed pending the preparation of restated financial results.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about March 26, 1999.

                                    GENERAL

     Only holders of record of the Company's common stock, par value $.001 per share ("Common Stock"), issued and outstanding at the close of business on March 22, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 4,291,769 shares of Common Stock were issued and outstanding. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.

     The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Common Stock of the Company, either in person or by properly executed proxy, shall constitute a quorum. In the event that there are not sufficient votes for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

     The individuals nominated for election to the Board of Directors, as described in Item 1 below, each must be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. The ratification of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year, as described in Item 2 below, and any other matters presented for consideration at the Annual Meeting must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting.

     For purposes of determining the number of affirmative votes cast with respect to a particular matter, only those votes cast "FOR" the matter are counted. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will be counted separately (as neither a vote for nor a vote against) in the tabulation of the votes cast on proposals presented to stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. As a result, these so-called "broker non-votes" will have no effect on the outcome of the voting for a particular matter.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the slate of nominees proposed by the Board of Directors, FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending March 31, 1999 and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute the revocation of a previously granted proxy.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Seven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. The Board of Directors' nominees are the seven individuals named below. It is the intention of the persons named in the enclosed proxy to vote the shares covered by each proxy for the election of all persons nominated for election by the holders of shares of Common Stock. Although the Board of Directors does not anticipate that such nominees will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     As discussed in more detail below, the Company consummated a $5.7 million comprehensive financing transaction on October 2, 1998. See "Certain Relationships and Related Transactions." In connection with this financing transaction, the Company and certain stockholders entered into a separate voting agreement (the "Voting Agreement"), pursuant to which the stockholders agreed to vote all shares of Common Stock held by them in favor of one or more persons nominated by the parties to the Voting Agreement. The parties to the Voting Agreement have advised the Company that they intend to vote all shares of Common Stock held by them in favor of (i) Messrs. Perkins, Spiegel, Snelling and Steinberg, who are the nominees of Gunther Partners, LLC, (ii) Mr. Newman, who is the nominee of Park Investment Partners, Inc., and (iii) Mr. Kirkpatrick, who is the nominee of the Estate of Harold S. Geneen. Mr. Hickman is an independent director, who is not the nominee or representative of any party to the Voting Agreement. As of March 23, 1999, the Company believes that the original parties to the Voting Agreement, together with any subsequent transferees (who are also subject to the Voting Agreement), held approximately 2,240,204 shares or Common Stock, or approximately 52.2% of the issued and outstanding shares of Common Stock (excluding any shares of Common Stock issuable upon the exercise of outstanding options, warrants or other similar rights).

     The following table sets forth certain information with respect to all nominees for election as directors of the Company, including those persons who currently serve in such capacity:

                                                                                       DIRECTOR
NAME                            AGE                PRINCIPAL OCCUPATION                 SINCE
----                            ---                --------------------                --------
J. Kenneth Hickman............  70     Independent Business and Financial                1994
                                       Consultant
Steven S. Kirkpatrick.........  43     Vice President, United States Trust Company        (1)
                                       of New York
Gerald H. Newman..............  57     Private Investor                                  1993
Marc I. Perkins...............  53     Vice Chairman and Chief Executive Officer of      1998
                                       the Company
Robert Spiegel................  62     Private Investor                                  1998
George A. Snelling............  69     Independent Business Consultant                    (1)
Thomas M. Steinberg...........  42     President, Tisch Family Interests                 1998

---------------
(1) Nominee for director; not presently serving as a member of the Board of Directors.

     J. KENNETH HICKMAN. Mr. Hickman is a certified public accountant. He has been an independent business consultant since January 1991. For twenty-seven years prior to that, he was a partner of Arthur Andersen LLP and its predecessors, with various responsibilities including managing partner of the firm's New Jersey office and director of its international business practice program. He is a trustee of Fordham University and has served as a director and officer of a number of not-for-profit organizations, primarily those concerned with international trade and foreign affairs.

     STEVEN S. KIRKPATRICK. Mr. Kirkpatrick is a Vice President of the United States Trust Company of New York, where he is the manager of the Real Estate, Closely Held Business and Oil & Gas Departments. He joined the United States Trust Company of New York in 1986. Prior to that, he was a financial analyst for Schupak & Company, a merchant banking firm specializing in private placements of debt and equity securities for the leisure and hospitality industries. Mr. Kirkpatrick is a member of the American Society of Appraisers in the discipline of Business Valuation.

     GERALD H. NEWMAN. Mr. Newman has been a private investor and consultant to various high technology companies since 1971. Following the death of Harold S. Geneen in November of 1997, he served as Chairman of the Board of Directors of the Company until Mr. Steinberg was elected to that position on October 2, 1998. From 1969 to 1971, Mr. Newman was a registered representative of Eastman Dillon Union Securities. From 1962 to 1969, Mr. Newman was a certified public accountant at the accounting firm of Hertz Herson & Co.

     MARC I. PERKINS. Mr. Perkins has been the Vice Chairman, President and Chief Executive Officer of the Company since October 2, 1998. Since 1995, he has also served as a principal of PMK Securities and Research, Inc., a securities broker-dealer and a member of the National Association of Securities Dealers Inc. He served as the Chairman and Chief Executive Officer of Perkins Capital Advisers, Inc., a registered investment adviser, from 1992 to 1998, and the President of Crown Financial Associates, Inc., a securities broker-dealer, from 1992 to 1995. From 1987-1992, he was a Vice President and shareholder of Private Capital Management, Inc., a registered investment adviser. He also serves as a director of HealthPlan Services, Inc., a third-party administrator of health care plans, the shares of which are listed on the New York Stock Exchange.

     ROBERT SPIEGEL. Mr. Spiegel has been a private investor since May 1995. Prior to that, he was the Chairman and President of RJR Drug Distributors, a pharmaceutical distribution company, from May 1985 to May 1995. He also serves as a director of Hoenig Group, Inc., a NASDAQ listed company whose subsidiaries engage in asset management and brokerage activities.

     GEORGE A. SNELLING. Mr. Snelling has been an independent business consultant since 1991. Prior to that, he served as the Executive Vice President-Corporate Development of SunTrust Banks, Inc., a bank holding company, from 1980 to 1991. From 1976 through 1980, he served as the Chief Operating Officer of Gulfstream Banks and Florida National Banks. From 1966 through 1976, he served as the Chief Financial Officer of Barnett Banks, Inc. and, from 1956 through 1966, he served as a partner of Smoak, Davis, Nixon & Snelling, a certified public accounting firm.

     THOMAS M. STEINBERG. Mr. Steinberg is the President of Tisch Family Interests, a position he has held since 1997. In this capacity, he manages and supervises investments for members of the Laurence A. Tisch and Preston R. Tisch families. From 1991 to 1997, he was the Managing Director of Tisch Family Interests. He is also a director of Catellus Development Corporation, a Delaware corporation engaged in investment activities which is listed on the New York Stock Exchange. Mr. Steinberg has been Chairman of the Board of the Company since October 1998.

DIRECTORS' REMUNERATION; ATTENDANCE

     Members of the Board of Directors of the Company currently receive no compensation for their service as directors, although the Company has a policy of reimbursing all directors for any reasonable travel expenses incurred in connection with their attendance at meetings. During the fiscal year ended March 31, 1998, the Company made no such payments to any of its Directors.

     The Board of Directors met one time during the fiscal year ended March 31, 1998 and acted by the unanimous written consent of its members on five occasions. No director attended fewer than 75% of the total number of meetings of the Board and the Committees on which such director served.

COMMITTEES OF THE BOARD

     The standing committees of the Board of Directors are the Executive Committee, the Audit Committee and the Executive Compensation/Stock Option Committee.

     The Executive Committee of the Board of Directors consists of Messrs. Perkins, Spiegel and Steinberg. Mr. Steinberg serves as Chairman of the Executive Committee. The Executive Committee is vested with all powers and authorities of the full Board of Directors, except to the extent that the Delaware General Corporation Law prohibits such powers and authorities from being delegated to, or exercised by, a committee of the full Board. The Executive Committee is authorized to act for the full Board in the management of the business and affairs of the Company. The Executive Committee was not created and constituted until October 20, 1998. Thus, the Executive Committee did not have any meetings during the fiscal year ended March 31, 1998.

     The Audit Committee of the Board of Directors consists of Messrs. Hickman, Newman, Spiegel and Steinberg. Mr. Steinberg serves as Chairman of the Audit Committee. The function of the Audit Committee is to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee also reviews certain related-party transactions and any potential conflict-of-interest situations involving officers, directors or stockholders beneficially owning more than 10% of any class of equity security of the Company. During the fiscal year ended March 31, 1998, the Audit Committee met one time.

     The Executive Compensation/Stock Option Committee of the Board of Directors consists of Messrs. Hickman, Newman, Spiegel and Steinberg. Mr. Spiegel serves as Chairman of the Executive Compensation/Stock Option Committee. The function of the Executive Compensation/Stock Option Committee is to review the performance of and to fix and determine the compensation of all officers of the Company and all other employees of the Company whose annual salary level is $100,000 or more or who might be reasonably anticipated to receive compensation from the Company at an annual rate of $100,000 or more. During the fiscal year ended March 31, 1998, the Executive Compensation/Stock Option Committee did not meet.

                               EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

NAME                                        AGE            POSITIONS WITH THE COMPANY
----                                        ---            --------------------------
Marc I. Perkins...........................  53     Vice Chairman and Chief Executive Officer
Michael M. Vehlies........................  38     Senior Vice President, Chief Financial
                                                   Officer, Treasurer and Secretary

     For the biography of Mr. Perkins, see the previous section entitled "Election of Directors."

     MICHAEL M. VEHLIES. Mr. Vehlies has held the positions of Senior Vice President, Chief Financial Officer, Treasurer and Secretary since he rejoined the Company in October 1998. Prior to that, he was the Controller of SS&C Technologies, Inc., a computer software company, from June 1995 to October 1998. He was the Controller of Digital Graphix, Inc. from February 1995 to June 1995. He was previously a Vice President and the Chief Financial Officer of the Company from September 1992 to February 1995. He is a Certified Public Accountant and was employed by Arthur Andersen & Co. from 1988 to 1992.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities to the Company or subsidiaries of the Company for the fiscal year ended March 31, 1998 of (i) the former chief executive officer of the Company and (ii) the other most highly compensated executive officers of the Company whose total salary and bonus for the year ended March 31, 1998 exceeded $100,000, for services in all capacities to the Company during such fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                 ----------------------
                                   ANNUAL COMPENSATION(1)        RESTRICTED    OPTIONS/     ALL OTHER
                                -----------------------------      STOCK         SARS      COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)    AWARDS($)       (#)           ($)
---------------------------     ----    ---------    --------    ----------    --------    ------------
James H. Whitney..............  1998     120,000      30,000         0               0          0
  President and Chief           1997     120,000      30,000         0               0          0
  Executive Officer(2)          1996     120,000      30,000         0               0          0

Alan W. Morton................  1998     100,000      40,000         0               0          0
  Vice President and Chief      1997     100,000      40,000         0               0          0
  Operating Officer(3)          1996     100,000      40,000         0               0          0

Frederick W. Kolling III......  1998      85,000      25,000         0               0          0
  Vice President and Chief      1997      85,000      26,981         0               0          0
  Financial Officer(4)          1996      50,116      22,750         0          35,000          0

---------------
(1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total of base salary and annual bonus for each of the Named Executive Officers.

(2) Mr. Whitney left the employ of the Company effective as of November 2, 1998.

(3) Mr. Morton left the employ of the Company effective as of August 31, 1998.

(4) Mr. Kolling joined the Company during fiscal 1996. He left the employ of the Company effective as of October 6, 1998.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information with respect to option exercises in fiscal year 1998 and unexercised options to purchase the Company's Common Stock and Common Stock granted in fiscal year 1998 under the Company's 1993 Stock Option Plan to the individuals listed.

    AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                           VALUE OF UNEXERCISED
                                                            NUMBER OF SECURITIES               IN-THE-MONEY
                                                           UNDERLYING UNEXERCISED              OPTIONS/SARS
                              SHARES                      OPTIONS/SAR AT FY-END(#)            AT FY-END($)(1)
                            ACQUIRED ON      VALUE      -----------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------     -------------   -----------   -------------
James H. Whitney..........       0             0          75,000                0         70,313              0
Alan W. Morton............       0             0          50,000                0         46,875              0
Frederick W. Kolling
  III.....................       0             0          23,333           11,667         13,125          6,562

---------------
(1) Represents the difference between the fair market value of the Common Stock on March 31, 1998 and the exercise price. All three individuals listed in this table have left the employ of the Company and all of the stock options reflected in the table have expired without having been exercised.

EMPLOYMENT AGREEMENTS

     The Company did not have employment agreements with any of the Named Executive Officers listed in the Summary Compensation Table.

     The Company has entered into separate employment agreements with Messrs. Perkins and Vehlies. The employment agreement entered into between the Company and Mr. Perkins provides for him to be employed as the Chief Executive Officer of the Company at an initial base salary of $156,000 per annum. The employment agreement also provides for the grant of a non-qualified stock option affording Mr. Perkins the right and option to purchase up to 150,000 shares of Common Stock at an exercise price of $1.50 per share. The stock option granted to Mr. Perkins pursuant to the terms of his employment agreement has a term of five years, commencing as of October 5, 1998, and vests at the rate of 25,000 shares every three months until the stock option is fully vested as of January 5, 2000. The vesting of any unvested portion of the stock option immediately accelerates upon the occurrence of a change of control of the Company. The employment agreement may be terminated by either party, with or without cause, on ninety days' prior written notice. The employment agreement may be terminated immediately by the Company for "cause" and by Mr. Perkins for "good reason," as those terms are defined in the employment agreement. In the event that the employment agreement is terminated by the Company for "cause," Mr. Perkins will not be entitled to any additional compensation. In the event that the employment agreement is terminated by Mr. Perkins for "good reason," the Company generally must pay Mr. Perkins his base salary for the remainder of the calendar month during which the termination is effective and for six consecutive calendar months thereafter.

     The employment agreement entered into between the Company and Mr. Vehlies is substantially identical to the employment agreement entered into between the Company and Mr. Perkins, except that Mr. Vehlies' employment agreement provides that Mr. Vehlies will be employed as a Senior Vice President and the Chief Financial Officer of the Company at an initial base salary of $100,000. In addition, Mr. Vehlies' employment agreement provides for the grant a non-qualified stock option affording Mr. Vehlies the right and option to purchase up to 35,000 shares of Common Stock at an exercise price of $1.50 per share. The stock option has a term of five years, commencing as of October 29, 1998, and vests in equal annual installments over a three-year period commencing as of the date of grant until the stock option is fully vested as of October 29, 2001. The vesting of any unvested portion of the stock option immediately accelerates upon the occurrence of a change of control of the Company.

STOCK OPTION PLANS

     In December 1993, the Company adopted a Stock Option Plan, which authorizes the Executive Compensation/Stock Option Committee of the Board of Directors to grant to key employees and directors of the Company and subsidiaries of the Company incentive or non-qualified stock options. Currently, options to purchase up to 215,000 shares of Common Stock may be granted under the plan. The Executive Compensation/Stock Option Committee determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised before six months or after ten years from the date of grant.

     The purpose of the Plan is to encourage stock ownership by persons instrumental to the success of the Company, in order to give them a greater personal interest in the Company's business. The exercise price of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Payment for shares purchased upon exercise of any option may be in cash or in shares of the Company's Common Stock. Options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are exercisable expire 30 days following termination of employment, if such termination is not the result of death or retirement, and one year following such termination if such termination was because of death or retirement under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company. As of March 23, 1999, options covering an aggregate of 120,000 shares of Common Stock were outstanding under this plan.

     Pursuant to that certain recapitalization agreement by and between the Company and its then current stockholders, dated September 4, 1992 (the "Recapitalization Agreement"), an option plan was established for certain persons who were then key executives of the Company (the "Founders Option Plan"). The Recapitalization Agreement contemplated an initial grant under such plan of options to purchase 95,000 shares of Common Stock at an exercise price of $1.88 per share. The Recapitalization Agreement specified that options would vest 25% on each of the first, second, third and fourth anniversaries of the date of grant. As of March 23, 1999, options covering an aggregate of 95,000 shares of Common Stock were outstanding under this plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on its copies of forms received by it, or written representations from certain reporting persons that no Form 5 were required for those persons, the Company believes that during the fiscal year ended March 31, 1998, its executive officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 4, 1996, the Company and the Bank of Boston Connecticut, N.A. (the "Bank") entered into a Revolving Loan and Security Agreement (as amended, the "Revolving Credit Facility"), with an aggregate borrowing capacity of $2,250,000. The Revolving Credit Facility was bifurcated into two separate subfacilities (hereinafter referred to as "Facility A" and "Facility B"). Facility A had a maximum borrowing capacity of $1,750,000 and Facility B had a maximum borrowing capacity of $500,000.

     In order to induce the Bank to enter into the Revolving Credit Facility, Mr. Harold S. Geneen, then the Chairman of the Board and a stockholder of the Company, agreed to provide the Bank with sufficient cash collateral to secure all borrowings outstanding under Facility A. The borrowings under Facility B were secured by all of the tangible and intangible assets of the Company. Mr. Geneen passed away on November 21, 1997, and his death constituted a technical event of default under the Revolving Credit Facility. Subsequent to Mr. Geneen's death, the Executors of Mr. Geneen's estate affirmed Mr. Geneen's obligations to the Bank with respect to the Revolving Credit Facility, and the Bank waived the technical event of default. The Bank also extended the maturity date of the Revolving Credit Facility to April 1, 1999.

     The Revolving Credit Facility contained several affirmative and negative covenants pursuant to which the Company, among other things, was required to have Operating Profits (as defined in the Revolving Credit Facility). The net loss reported by the Company for the fiscal year ended March 31, 1998 violated these covenants and constituted an event of default under the Revolving Credit Facility.

     On October 2, 1998, the Company entered into a $5.7 million comprehensive financing transaction with the Bank, the Estate of Harold S. Geneen (the "Estate") and Gunther Partners LLC (the "New Lender"), the proceeds of which have been utilized to restructure and replace the Revolving Credit Facility, fund a full settlement with the Company's third-party service provider and provide additional working capital to fund the Company's ongoing business operations.

     Under the terms of the transaction, the New Lender loaned an aggregate of $4.0 million to the Company. At the same time, the Bank reached an agreement with the Estate, pursuant to which the Estate consented to the liquidation of approximately $1.7 million of collateral and the application of the proceeds of such collateral to satisfy and repay in full a like amount of indebtedness outstanding under the Revolving Credit Facility. The balance of the indebtedness outstanding under the Revolving Credit Facility, approximately $350,000, was repaid in full from the proceeds of the new financing. The Company executed a new promissory note in favor of the Estate evidencing the Company's obligation to repay the amount of the collateral that was liquidated by the Bank. The Company's obligations to the Estate are subordinated to the Company's obligations to the New Lender.

     The principal balance of the $4.0 million loan to the New Lender is to be repaid in monthly installments of $100,000 from November 1, 1998 through September 1, 1999, a $400,000 payment due on October 1, 1999 and the balance shall be due on October 1, 2003. Interest shall be paid quarterly, at the rate of 8% per annum, beginning January 1, 1999 and continuing until the principal and interest due is paid in full. The debt is secured by a first priority interest in all tangible and intangible (excluding patents and trademarks) personal property and a secondary interest in patents and trademarks.

     To induce the New Lender to enter into the financing transaction, the Company granted the New Lender a stock purchase warrant entitling the New Lender, at any time during the period commencing on January 1, 1999 and ending on the fifth anniversary of the transaction, to purchase up to 35% of the pro forma, fully diluted number of shares of the Common Stock of the Company, determined as of the date of exercise. The exercise price of the warrant is $1.50 per share. On or about November 17, 1998, New Lender distributed all of its rights under the warrant to its members in proportion to their ownership interests in New Lender. Thus, the warrants are now held by the members of New Lender (and their transferees) in proportion to their ownership interests in New Lender. As of March 23, 1999, the Company believes the warrants are exercisable for an aggregate of 2,616,116 shares of Common Stock.

     In addition, the Company, the New Lender, the Estate and certain shareholders (Park Investment Partners, Gerald H. Newman, Four Partners and Robert Spiegel) entered into the Voting Agreement, pursuant to which they each agreed to vote all shares of Common Stock held by them in favor of (i) that number of persons nominated by the New Lender constituting a majority of the Board of Directors, (ii) one person nominated by the Estate and (iii) one person nominated by Park Investment Partners. As of March 23, 1999, the Company believes that the original parties to the Voting Agreement, together with any subsequent transferees (who are also subject to the Voting Agreement), held an aggregate of approximately 2,240,204 shares, or approximately 52.2% of the outstanding shares, of Common Stock (excluding any shares of Common Stock issuable upon the exercise of options, warrants or other similar rights).

     The promissory note in favor of the Estate for approximately $1.7 million is to be repaid at the earlier of one year after the Company's obligations to the New Lender are paid in full or on October 2, 2004. Interest, at 5.44% per annum, shall accrue on principal and unpaid interest, which is added to the outstanding balance and is due at the time of principal payments. The indebtedness is secured by a second priority interest in all tangible and intangible personal property of the Company (excluding patents and trademarks) and a third priority interest in patents and trademarks. Another entity, Connecticut Innovations, Inc. ("CII"), has a first priority security interest in certain specified patents and trademarks of the Company dating back to an earlier financing transaction. The security interests of both the New Lender and the Estate in the Company's patents and trademarks are subordinate to the security interest of CII in this specified collateral. The security interest of the Estate is subordinate to all rights of the New Lender.

     In connection with the consummation of these financing transactions, James
H. Whitney and Frederick W. Kolling III resigned from the Board of Directors of the Company and, pursuant to the provisions of the Voting Agreement, Messrs. Steinberg and Spiegel were elected to fill the vacancies that were created by the resignations of Messrs. Whitney and Kolling.

     Prior to his death Mr. Geneen also loaned the Company $150,000 for working capital purposes. The loan is an unsecured demand loan. As of the date of this Proxy Statement, no portion of the loan has been repaid.

                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of March 23, 1999, with the exception of the persons listed below and the persons listed under "Stock Ownership of Directors and Executive Officers" below, no person was known by the Company to own more than 5% of the outstanding Common Stock.

                                                               NUMBER OF      PERCENT
                                                              SHARES(1)(2)    OF CLASS
                                                              ------------    --------
Gunther Partners, LLC(3)....................................   1,801,916        42.0%
  c/o Thomas J. Tisch
  667 Madison Avenue
  New York, NY 10021
Executors of the Estate of Harold S. Geneen(4)..............   1,613,313        37.6%
  c/o United States Trust Company of New York
  114 West 47th Street
  New York, NY 10036
Four-Fourteen Partners, LLC(5)..............................   2,619,783        40.8%
  c/o Thomas J. Tisch
  667 Madison Avenue
  New York, NY 10021
Park Investment Partners, Inc.(6)...........................   1,387,489        32.3%
  c/o Gerald H. Newman
  17161 Coral Cove Way
  Boca Raton, FL 33496

---------------
(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

(2) Assumes that shares which the named person or group has a contractual right to acquire within 60 days have been acquired and are outstanding.

(3) Based on information set forth in Amendment No. 6 to Schedule 13D, dated December 10, 1998 ("Amendment No. 6"), filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by Gunther Partners, LLC, Four Partners, Robert Spiegel, the Richard Spiegel 1987 Trust and Thomas M. Steinberg. The shares shown in the table represent the number of shares which the filing persons believed were held by persons other than the filing persons and were covered by the Voting Agreement as of the date of filing (including 105,734 shares of Common Stock issuable upon the exercise of outstanding stock purchase warrants). As noted above, the Company believes that, as of March 23, 1999, the parties to the Voting Agreement, including such filing persons, held an aggregate of 2,240,204 shares, or 52.2 % of the outstanding shares, of Common Stock. See "Certain Relationships and Related Transactions."

(4) Based on information set forth in Amendment No. 1 to Schedule 13D, dated January 20, 1999, filed under the Exchange Act by June H. Geneen, Phil E. Gilbert, Jr., Thomas W. Keesee, Jr. and the United States Trust Company of New York, as co-executors of the Estate of Harold S. Geneen, the former Chairman and a significant stockholder of the Company. The shares shown in the table include 1,387,489 shares of Common Stock held by Park Investment Partners, Inc., a Delaware corporation which is 50% owned by the Estate. The shares shown in the table exclude the shares of Common Stock held by the other parties to the Voting Agreement. See note 3 above and "Certain Relationships and Related Transactions."

(5) Based on information set forth in Amendment No. 6, updated to reflect the Company's belief that the stock purchase warrants issued in connection with the November 2, 1998 financing transactions described above are currently exercisable for an aggregate of 2,616,116 shares of Common Stock. See "Certain Relationships and Related Transactions." Accordingly, the shares shown in the table include an aggregate of 2,125,594 shares of Common Stock that may be acquired upon the exercise of the stock purchase warrants which have been distributed to Four-Fourteen Partners, LLC. The shares shown in the table exclude the shares of Common Stock beneficially owned by Gunther Partners, LLC and the shares of Common Stock held by the other parties to the Voting Agreement. See note 3 above and "Certain Relationships and Related Transactions."

(6) Based on information set forth in the Schedule 13D, dated January 7, 1999, filed under the Exchange Act by Park Investment Partners, Inc. and Gerald H. Newman. The shares shown in the table exclude the shares of Common Stock held by the other parties to the Voting Agreement. See note 3 above and "Certain Relationships and Related Transactions."

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of March 23, 1999 by each director of the Company, each of the Named Executive Officers and the current directors and executive officers of the Company as a group.

                                                                 AMOUNT OF
                                                                BENEFICIAL       PERCENTAGE OF
NAME(1)                                                       OWNERSHIP(2)(3)       SHARES
-------                                                       ---------------    -------------
J. Kenneth Hickman..........................................        10,000              *
Steven S. Kirkpatrick(4)....................................             0              *
Frederick W. Kolling, III...................................         1,000              *
Alan W. Morton..............................................         1,000              *
Gerald H. Newman(5).........................................     1,460,191           34.0%
Marc I. Perkins(6)..........................................        76,000            1.8%
George A. Snelling..........................................             0              *
Robert Spiegel(7)...........................................       509,417           10.9%
Thomas M. Steinberg(8)......................................        32,701              *
Michael M. Vehlies..........................................             0              *
James H. Whitney............................................         1,000              *
All Directors and Executive Officers as a group(9)..........     2,091,309           43.6%

---------------
 *  Less than 1%.

(1) The address of each of the directors and executive officers of the Company is c/o Gunther International, Ltd., One Winnenden Road, Norwich, Connecticut 06360.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

(3) Assumes that shares which the named person or group has a contractual right to acquire within 60 days have been acquired and are outstanding.

(4) Mr. Kirkpatrick is a Vice President of the United States Trust Company of New York, which is the beneficial owner of 1,613,313 shares of Common Stock. See "Stock Ownership of Certain Beneficial Owners."

(5) Based on information set forth in the Schedule 13D, dated January 7, 1999, filed under the Exchange Act by Park Investment Partners, Inc. and Gerald H. Newman. The shares shown in the table include 1,387,489 shares held by Park Investment Partners, Inc., a Delaware corporation which is 50% owned by Mr. Newman. See "Stock Ownership of Certain Beneficial Owners." The shares shown in the table exclude the shares of Common Stock held by the other parties to the Voting Agreement. See note 3 to the preceding table and "Certain Relationships and Related Transactions."

(6) Represents the exercisable portion of stock options exercisable within 60 days of March 23, 1999. Also includes 1,000 shares of Common Stock held by a trust established for the benefit of Mr. Perkins children, as to which Mr. Perkins disclaims beneficial ownership.

(7) Based on information set forth in Amendment No. 5 to Schedule 13D, dated October 7, 1998 ("Amendment No. 5"), filed under the Exchange Act by Gunther Partners, LLC, Four Partners, Robert Spiegel, the Richard Spiegel 1987 Trust and Thomas M. Steinberg, updated to reflect the Company's belief that the stock purchase warrants issued in connection with the November 2, 1998 financing transactions described above are currently exercisable for an aggregate of 2,616,116 shares of Common Stock. See "Certain Relationships and Related Transactions." Accordingly, the shares shown as beneficially owned by Mr. Spiegel include 392,417 shares of Common Stock that may be acquired pursuant to the exercise of the stock purchase warrants which have been distributed to Mr. Spiegel. The shares shown in the table also include 40,000 shares of Common Stock held by Mr. Spiegel's wife, with respect to which Mr. Spiegel disclaims beneficial ownership, and exclude 15,000 shares of Common Stock and warrants to purchase 65,403 shares of Common Stock held by a trust of which Mr. Spiegel is a trustee. Mr. Spiegel may be deemed to be the beneficial owner of the shares of Common Stock that are beneficially owned by such trust. The shares shown in the table exclude the shares of Common Stock beneficially owned by Gunther Partners, LLC and the shares of Common Stock held by the other parties to the Voting Agreement. See note 3 to the preceding table and "Certain Relationships and Related Transactions."

(8) Based on information set forth in Amendment No. 5, updated to reflect the Company's belief that the stock purchase warrants issued in connection with the November 2, 1998 financing transactions described above are currently exercisable for an aggregate of 2,616,116 shares of Common Stock. Accordingly, the shares shown as beneficially owned by Mr. Steinberg represent the 32,701 shares of Common Stock that may be acquired by him pursuant to the exercise of the stock purchase warrants which have been distributed to him.

(9) Includes an aggregate of 500,118 shares issuable upon the exercise of outstanding options, warrants or other similar rights exercisable within 60 days of March 23, 1999 and excludes any shares of Common Stock held by the other parties to the Voting Agrement. If the shares held by other parties to the Voting Agreement are included in the calculation, the directors and executive officers of the Company would be deemed to beneficially own an aggregate of 2,810,322 shares, or approximately 58.6% of the outstanding shares, of Common Stock.

                                    ITEM 2.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company has appointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ended March 31, 1999. Arthur Andersen LLP has served as the Company's independent accountants for nine years. A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     The Company has followed a practice of asking its stockholders to ratify the appointment of its independent accountants. The Company intends to continue this custom at the Annual Meeting notwithstanding the fact that the fiscal year ended March 31, 1999 will have been completed prior to the date on which the Annual Meeting will be held. Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ended March 31, 1999 will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders the Common Stock. In the event stockholders do not ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ended March 31, 1999, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDED MARCH 31, 1999.

                                    ITEM 3.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     The Company currently expects to convene the 1999 Annual Meeting of Stockholders during August of 1999 (the "1999 Annual Meeting"), after the announcement of the financial results for the fiscal year ended March 31, 1999. Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting must be received by the Secretary of the Company, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1999 Annual Meeting, on or before June 1, 1999.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1998, AS AMENDED FOR AMENDMENT NO. 1 THERETO, FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY'S OFFICES, ONE WINNENDEN ROAD, NORWICH, CONNECTICUT 06360; ATTENTION:
MICHAEL M. VEHLIES.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By order of the Board of Directors,

                                          Michael M. Vehlies
                                         Senior Vice President, Chief Financial
                                         Officer, Treasurer and Secretary

March 26, 1999
Norwich, Connecticut

[X] Please mark your
    votes as in this
    example.

ELECTION
OF              FOR         WITHHELD
DIRECTORS       [ ]            [ ]
1. except vote withheld from the following nominees(s)

Nominees: J. Kenneth Hickman
          Steven S. Kirkpatrick
          Gerald H. Newman
          Marc I. Perkins
          Robert Spiegel
          George A. Snelling
          Thomas M. Steinberg

2. Arthur Andersen LLP as independent auditors of the Company for the Fiscal Year ending March 31, 1999.

FOR       AGAINST        ABSTAIN
[ ]         [ ]            [ ]

3. To vote with discretionary authority upon any other business which may properly come before the meeting or any adjournment thereof.

The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN FAVOR OF THE SPECIFIED NOMINEES AND FOR THE APPROVAL OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE CURRENT YEAR AND THE PROXIES ARE GIVEN DISCRETIONARY AUTHORITY TO VOTE ON ANY OTHER MATTERS UPON WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AND WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.

SIGNATURE(S) ________________________________________________ DATE ____________
IMPORTANT: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, etc., indicate title if the signer is a corporation, sign in corporate name by a duly authorized officer.

                          GUNTHER INTERNATIONAL, LTD.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock, par value $.001 per share ("Common Stock"), of GUNTHER INTERNATIONAL, LTD., a Delaware corporation (hereinafter referred to as the "Company"), does hereby constitute and appoint MARC I. PERKINS and MICHAEL M. VEHLIES, or any of them, as proxies, with full power to act without the other and with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 12, 1999, at 10:30 a.m., local time, at The Regency, 540 Park Avenue at 61st Street, New York, N.Y., and at any adjournments or postponements thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement, dated March 26, 1999, and instructs its attorneys and proxies to vote as set forth on this Proxy. (To be Signed on Reverse Side)